                                                                     EXHIBIT 3.1

                         UNDER THE COMPANIES ACT, 1956

                                  [1 OF 1956]

                           COMPANY LIMITED BY SHARES


                            ARTICLES OF ASSOCIATION
                                      OF

                            SATYAM INFOWAY LIMITED


The following articles shall be the regulations of the management of the Company.

                                  PRELIMINARY

1. Subject to as provided here in after the regulations contained in Table `A' of the Companies Act, 1956, herein after, referred to as Table `A' shall apply to the Company except, those regulations as do not apply to private Companies.

2.   [/3/]

                                    CAPITAL

3. The authorised share capital of the Company shall be as stated in clause V of the Memorandum of Association.

     (i) [Where at any time subsequent to the first allotment of shares, it is proposed to increase the subscribed capital by the issue of new shares, subject to any directions to the contrary which may be given by the company in general meeting and subject only to these directions, such new shares shall be issued in accordance with the provisions of section 81 of the Act.]/4/


4. The Directors of the Company may from time to time determine the amount payable on application and allotment at the time of issue of shares and may also make calls upon the members in respect of any money unpaid on their shares of such amount and payable at such time and place as they may from time to time decide.

5. Every person whose name is entered as a member in the register of members shall be entitled to receive within three months of the date of allotment one certificate for all his shares under the seal of the Company and if, any member so desires, he can have more than one certificate in respect of each or more of his shares on payment of Rs.10/-as certificate. The
     Company shall not be bound to issue more than one certificate in respect of the same share to joint holders.

6. If a share certificate is defaced, lost or destroyed, it may be renewed on payment of Rs.30/-and on executing an indemnity bond in respect of the shares comprised in the certificate after the Directors are satisfied as to the genuineness of the case.

______________________________
/3/ Provisions relating to Private Companies deleted by Special Resolution passed in an Extra-ordinary General Meeting held on 30th November 1998.
/4/ Inserted vide Special resolution passed in Extra-ordinary General meeting held on 30th June 1997

                                SHARE WARRANTS
6A.

     1) The company may issue share warrants subject to, and in accordance with the provisions of Section 114 and 115; and accordingly the Board may in its discretion with respect to any share which is fully paid-up, on application in writing signed by the person registered as holder of the share, and authenticated by such evidence (if any) as the Board may, from time to time, require as to the identity of the person signing the application, and on receiving the certificate (if any) of the share, and the amount of the stamp duty on the warrant and such fee as the Board may from time to time require, issue a share warrant.

     2) The Board may, from time to time, make rules as to the terms of which (if it shall think fit) a new share warrant or coupon may be issued by way of renewal in case of defacement, loss or destruction.

     3) The warrant issued shall entitle the registered holder thereof a right to subscribe (the "Subscription Right(s)") for one fully paid share in the capital of the company at any time during the warrant exercise period for the warrant exercise price on the following conditions

     4) The Warrant Exercise price per shall be calculated by applying, at the "Warrant exercise date" a multiple of eight to the fully diluted earnings per share calculated using the latest annual audited accounts of the company. The term "fully diluted" shall for the purposes of this clause mean that the number of shares used to calculated the earnings per share will be the number of shares used to calculated the earnings per share will the number of shares that would be in issue if all the warrants and options in issue at the Warrant exercise date were converted into shares, subject to a minimum price of the higher of (a) 66% of the fair market value of a share on the warrant exercise date, fair market value being arrived at by taking the mean price per share determined by three reputable merchant banks acceptable to the share holders at the time and (b) the par value of shares subscribed. If the share holders cannot agree on three reputable merchant banks, the President for the time-being of the International Chambers of Commerce, India will select and appoint such remaining reputable Merchant bankers as may be required, at the request of any of the parties hereto.

     5) The Warrants exercise period shall be any time between 30th June 2001 to 30 June 2003 during which warrants can be exercised failing which the relevant warrants will lapse and cease to have any further effect. Once a notice exercising the warrant has been given, such notice may not be withdrawn except with written consent of the company. The warrants shall have to be exercised in not more than 3 tranches by the warrant holders.

     6) Each warrant holder shall be entitled to warrant certificates in such denominations as he may request. The warrant certificates shall be issued under the seal of the company. The conditions of the warrants and the warrants shall be binding upon the company and the warrant holders and all persons claiming through or under them respectively.

     7)  As long as any of the subscription rights remain exercisable:

             (a) all shares allotted and issued on exercise of the subscription shall rant pari passu in all respects with the fully paid shares in the company and shall accordingly entitle the holders to participate in full in all dividends or other distributions paid or made on in respect of the shares from the relevant warrant exercise date; and
             (b) the company shall send to each warrant holder, at the same time as the same are sent to the holders of shares, its audited accounts and all other notices, reports and communications despatched by it to the holders of the shares generally.
             (c) Warrants shall be transferable by instrument of transfer in any usual or common form or such other form as may be approved by the Directors. The provisions relating to the registration transmission and transfer of shares and register of members shall apply mutatis mutandis, to the registration, transmission and transfer of the warrants and the register.

                              REGISTRATION RIGHTS

6B [/5/]

          (a) Notwithstanding anything to the contrary contained herein, at any time commencing 180 days after an initial public offering outside India, Sterling Commerce, Inc. ("Sterling Commerce"), may make one written request, and South Asian Regional Fund ("SARF") may make three written requests ("Demand Registration"), for a registration of Registrable Securities under the United States Securities Act of 1933 ("Securities Act"), pursuant to a registration statement on the appropriate form. "Registrable Security" means each equity share of the Company until (i) it has been effectively registered under the Securities Act and disposed of pursuant to an effective registration statement,
(ii) it is sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met, including a sale pursuant to the provisions of Rule 144(k), (iii) it has been otherwise Transferred and the certificate or other evidence of ownership for it is not required to bear the legend required pursuant to Article 11B and it may be resold by the person receiving such certificate without registration under the Securities Act or (iv) the Holder thereof ceases to hold at least one percent (1.0%) of the outstanding Equity Shares and all of such Holder's Equity Shares may be resold in one 90-day period without (x) a volume limitation or (y) reliance on Rule 144(k).

               The request for a Demand Registration shall specify the number of Registrable Securities proposed to be sold (which shall be at least the lesser of (i) U.S. $5.0 million in fair market value or (ii) all equity shares then beneficially owned by Sterling Commerce or SARF, as the case may be) and will also specify the intended method of disposition thereof. The Company shall not be required to keep any shelf registration statement requested pursuant to a Demand Registration continuously effective for more than 90 days.

          (b) A registration will not be deemed to have been effected as a Demand Registration unless it has been declared effective by the United States Securities and Exchange Commission ("Commission") and the Company has complied in all material respects with its obligations with respect thereto; provided that if, after it has become effective, the offering of Registrable Securities pursuant to such registration is or becomes the subject of any stop order, injunction or other order or requirement of the Commission or any other governmental or administrative agency, or if any court prevents or otherwise limits the sale of Registrable Securities pursuant to the registration (for any reason other than the acts or omissions of the Holder who commenced the Demand Registration), such registration will be deemed not to have been effected. If
(i) a registration requested pursuant to this Article 6B is deemed not to have been effected or (ii) the registration requested pursuant to this Article 6B does not remain effective for a period of at least 90 days beyond the effective date thereof or until the earlier consummation of the distribution by the Holder who commenced the Demand Registration of the Registrable Securities included in such registration statement by it, then such registration statement shall not count as a Demand Registration pursuant to Article 6B (a) and the Company shall continue to be obligated to effect the registrations pursuant to this Article 6B as though the request for such Demand Registration had never been made. At the request of the Holder who commenced the Demand Registration, the Company shall withdraw the Demand Registration at any time prior to the time it becomes effective, provided that such Holder shall reimburse the

___________________________
/5/ Inserted vide Special resolution passed in Extra-ordinary General meeting held on 8th September, 1999

Company for all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred prior to such withdrawal and shall thereafter be entitled to the Demand Registration rights that existed prior to such withdrawal.

          (c) If the Holder commencing the Demand Registration so elects, the offering of Registrable Securities pursuant to a Demand Registration shall be in the form of an underwritten offering. The Holder commencing the Demand Registration shall select one or more nationally recognized firms of investment bankers to act as the book-running managing Underwriter or Underwriters in connection with such offering and shall select any additional investment bankers and managers to be used in connection with the offering; provided that such investment bankers and managers must be reasonably satisfactory to the Company.

          (d) In connection with a Demand Registration under this Article 6B only, the Holders participating in the Demand Registration shall have the sole right to determine the offering price per share and underwriting discount, if applicable, in connection with any resales of Registrable Securities by them, after consultation with the Company and due regard for the Company's views relating thereto.

6C [/5/]

Piggy-Back Registration:  If at any time the Company proposes to file a
------------------------
registration statement under the Securities Act with respect to an offering by the Company for its own account or for the account of any security holders of any class of its equity securities for cash, including without limitation, a registration statement filed in response to a request for Demand Registration pursuant to Article 6B (other than a registration statement filed in connection with an exchange offer or offering of securities solely to the Company's existing security holders or for any compensatory benefit plan), then the Company shall give written notice of such proposed filing to each Holder as soon as practicable (but in no event less than 14 days before the anticipated filing date), and such notice shall offer each other Holder the opportunity to register such number of Registrable Securities as such Holder may request (which request shall specify the Registrable Securities intended to be disposed of by such Holder and the intended method of distribution thereof) (a "Piggy-Back
                                                            ----------
Registration").
------------

          The Company shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested by each other Holder to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company or any other security holder included therein and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method of distribution thereof. A Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any registration statement pursuant to this Article 6C by giving written notice to the Company of its request to withdraw.

          No registration effected under this Article 6C, and no failure to effect a registration under this Article 6C, shall relieve the Company of its obligations pursuant to Article 6B, and no failure to effect a registration under this Article 6C and to complete the sale of equity shares in connection therewith shall relieve the Company of any other obligation.

6D[/5/]

Reduction of Offering. (a) Demand Registration.  As provided for in Article
---------------------      -------------------
6C, the Company may include in a Demand Registration Equity Shares for the account of the Company, the other Holders or other holders thereof exercising contractual piggy back or demand rights, on the same terms and conditions as the Registrable Securities to be included therein for the account of the

______________________________
/5/

Holder commencing the Demand Registration; provided, however, that (i) if the managing Underwriter or Underwriters of any underwritten offering described in
Article 6B have informed the Company in writing that it is their opinion that the total number of Equity Shares which the Company and the Holders and any other holders participating therein intend to include in such offering is such as to materially and adversely affect the success of such offering, then (x) the number of Equity Shares to be offered for the account of such other holders (if any) shall be reduced (to zero, if necessary), in the case of this clause (x) pro rata in proportion to the respective number of Equity Shares requested to be registered, (y) thereafter, if necessary, the number of Equity Shares to be offered for the account of the Company (if any) shall be reduced (to zero, if necessary) and (z) thereafter, if necessary, the number of Equity Shares to be offered for the account of the Holder (other than the Holder commencing the Demand Registration) (if any) shall be reduced (to zero, if necessary), to the extent necessary to reduce the total number of Equity Shares requested to be included in such offering to the number of Equity Shares, if any, recommended by such managing Underwriters and (ii) if the offering is not underwritten, no other party, including the Company, shall be permitted to offer securities under any such Demand Registration unless the Holder commencing the Demand Registration consents to the inclusion of such Equity Shares therein, such consent not to be unreasonably withheld.

          (b)  Piggy-Back Registration. Notwithstanding anything to the contrary
               -----------------------
contained herein, if the managing Underwriter or Underwriters of any underwritten offering described in Article 6C have informed the Company in writing that it is their opinion that the total number of Equity Shares that the Company and the Holders and any other Persons desiring to participate in a registration other than a Demand Registration intend to include in such offering is such as to materially and adversely affect the success of such offering, then the number of Equity Shares to be offered for the account of the Holders and all such other Persons (other than the Company) participating in such registration shall be reduced (to zero if necessary) or limited pro rata in proportion to the respective number of Equity Shares requested to be registered to the extent necessary to reduce the total number of Equity Shares requested to be included in such offering to the number of Equity Shares, if any, recommended by such managing Underwriters; provided, however, that if such offering is effected for the account of any other security holder of the Company pursuant to the demand registration rights of such security holder, then (x) the number of Equity Shares to be offered for the account of the Company (if any) shall be reduced (to zero, if necessary) and (y) thereafter, if necessary, the number of Equity Shares to be offered for the account of the Holders and any other holders that have requested to include Equity Shares in such registration (but not such security holders who have exercised their demand registration rights) shall be reduced (to zero, if necessary), in the case of this clause (y) pro rata in proportion to the respective number of Equity Shares requested to be registered, to the extent necessary to reduce the total number of Equity Shares requested to be included in such offering to the number of Equity Shares, if any, recommended by such managing Underwriters.

6E [/5/]

Registration Rights in India.
----------------------------

In connection with any registered public offering by the Company of equity shares in India, the Company shall, subject to all necessary approvals of the Government of India, use its reasonable best efforts to register the equity shares held by Sterling Commerce under Indian law and, at the request of Sterling Commerce, include the equity shares held by Sterling Commerce in such offering on terms that treat it pro rata with the other holders of equity shares with registration rights applicable to an offering in India.

                                   TRANSFERS


____________________________
/5/

7. The shareholder shall not except with the prior written consent of the other shareholders:

          (1) pledge, mortgage, charge or otherwise encumber any of its shares, options or warrants or any interest in any such shares options or warrants;
          (2) transfer, dispose of or grant an option over any of its shares or any interest (legal or beneficial) in any such shares, options or warrants; or
          (3) enter into any agreement in respect of the votes attached to any of its shares, options or warrants.

8. Satyam Computer Services Limited shall not be entitled to transfer any shares, warrants or options to a buyer unless it ensures that the buyer makes a written offer (open for acceptance for a period of at least 28 days and with adequate security as to the performance of its obligations) to purchase all of the shares held by South Asia Regional Fund at the Tag Along price per share. Any such offer shall be on the terms that the consideration shall be payable in cash in full without any set off within 21 days of acceptance of the offer. Satyam Computer Services Limited shall also ensure that the buyer completes the purchase from South Asia Regional Fund all of its shares before or at the same time as the buyer completes the purchase of shares from it. "Tag Along Price" shall mean the higher of
     (a) the highest consideration offered for each share the proposed transfer of which has led to the offer; and (b) the highest consideration paid by the buyer for any share in the twelve months up to the relevant offer.

9. If any shareholder transfers any shares, warrants or options owned by it in accordance with the provisions of any share subscription agreement other than to the other shareholder(s) (transferee) of the company, such transfer shall be made upon the condition that the transfer shall be made upon the condition that the transferee(s) shall execute a Deed of Adherence, in form agreed to by the parties by which, on and as of the date on which such shares, warrants or options are transferred to it, the transferee(s) shall become subject to the same obligations and shall be entitled to the same rights as bound and accrued to the transferor pursuant to such share subscription agreement.

10. The registration of transfer of shares, warrants or options shall be carried out by the board of directors only if they are effected in accordance with any Share Subscription Agreement entered into by the company and the transferee has fulfilled the obligations pursuant to such an agreement.

11. If South Asia Regional Fund becomes entitled to exercise the Exit Option in accordance with Share Subscription Agreement may at its option:

     (i) require Satyam Computer Services Limited makes available for sale the requisite number of its shares along with South Asia Regional Fund's shareholding, meeting the minimum listing requirements on the BSE or the NSE or other recognised stock exchange in India or abroad, through an offer for sale to public

     (ii) sell its holding to a trade buyer or financial investor in which case the sponsor will undertake all steps to facilitate such a sale, including making available necessary number of its shares which when combined with the shares owned by South Asia Regional Fund will give the trade buyer or financial investor at least a 25.1% shareholding in the company, and both Satyam Computer Services Limited and South Asia Regional Fund sell their shares on the same terms and conditions

     (iii) require the company to buy back all of its shares or such of South Asia Regional Fund's shares as are permitted under Indian law, at a price per share agreed between South Asia Regional Fund and the company, or failing such agreement at Fair Market value.

11A [/5/]

          (a) Notwithstanding any other provisions of these Articles of Association, except for as provided in Article 11C, Sterling Commerce shall not transfer its pecuniary interest in any equity shares of the Company for a period of 180 days from the date of the allotment of shares to it for the first time in the Company, except transfers to a wholly-owned subsidiary or parent corporation.

          (b) In the event of an initial public offering in which (i) the gross proceeds from the shares of Equity Shares sold are at least $20 million, and
(ii) immediately after such offering the Equity Shares, or American Depositary Shares representing the Equity Shares, are listed for trading on either the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market National Market System ("Qualified IPO"), neither Sterling Commerce, Inc. nor Satyam Computer Systems Limited ("SCSL") shall transfer any equity shares for a period (the "Lockup Period") commencing on the date on which such Qualified IPO is consummated, provided that all (i) members of the Board of Directors, (ii) Affiliates of members of the Board of Directors, which Affiliates own Equity Shares and (iii) Similarly Situated Investors agree to a substantially identical lockup. The length of the Lockup Period shall be determined by the Company, after consultation with the underwriters in connection with the Qualified IPO, but in no event shall be longer than 180 days.

          (c) Neither Sterling Commerce nor SCSL shall transfer any Equity Shares (other than transfers (1) to the Company, (2) to any Affiliate, (3) pursuant to a merger or consolidation involving the Company or the sale of all or substantially all of the outstanding equity shares or (4) Transfers constituting a bona fide public distribution pursuant to (x) any registration statement filed under the Securities Act (the U.S. Securities Act of 1933) or any Public Offering ("Public Offering" shall mean any underwritten public distribution of equity securities of the Company in the United States pursuant to an effective registration statement under the Securities Act) or (y) Rule 144 Open Market Transactions) unless (i) the certificates representing such Equity Shares issued to the Transferee bear the legend provided in Article 11B, if required by such Article, and (ii) the Transferee (if not already a party hereto) has executed and delivered to each other party hereto, as a condition precedent to such Transfer, an instrument or instruments, reasonably satisfactory to such parties, confirming that the Transferee agrees to be bound by the terms of this Agreement in the same manner as such Transferee's transferor, except as otherwise specifically provided in this Agreement.

11B [/5/] In the cases of Sterling Commerce and SCSL, each outstanding certificate representing equity shares issued to them, or any certificate issued in exchange for any similarly legended certificate (including any related depositary receipt), shall, unless sold in a transaction pursuant to Article 11A
(c)(1), (2), (3) or (4), bear a legend reading substantially as follows:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS OF ANY STATE WITHIN THE UNITED STATES, AND MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THE HOLDER OF THESE SECURITIES MAY BE REQUIRED TO DELIVER TO THE COMPANY, IF THE COMPANY SO REQUESTS, AN OPINION OF COUNSEL (REASONABLY SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY) TO THE EFFECT THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (OR QUALIFICATION UNDER STATE SECURITIES LAWS) IS AVAILABLE WITH RESPECT TO ANY TRANSFER OF THESE SECURITIES THAT HAS NOT BEEN SO REGISTERED (OR QUALIFIED).

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE ALSO ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND OBLIGATIONS, TO WHICH ANY

________________________
/5/

/5/

TRANSFEREE AGREES BY HIS ACCEPTANCE HEREOF, AS SET FORTH IN THE STOCKHOLDERS AGREEMENT, DATED AS OF SEPTEMBER 13, 1999. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH AGREEMENT AND BY AN AGREEMENT OF THE TRANSFEREE TO BE BOUND BY THE RESTRICTIONS SET FORTH IN THE STOCKHOLDERS AGREEMENT. THE COMPANY WILL MAIL A COPY OF SUCH STOCKHOLDERS AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE WITHIN FIVE (5) DAYS AFTER THE COMPANY'S RECEIPT OF A WRITTEN REQUEST THEREFOR.

11C [/5/]

          (a) Notwithstanding any other provisions of these Articles of Association, (a) In the event that SCSL proposes to effect a Tag-Along Sale, SCSL shall afford Sterling Commerce the opportunity to participate therein in accordance with this Article 11C.

          (b) With respect to each Tag-Along Sale, Sterling Commerce shall have the right to Transfer, at the same price and upon identical terms and conditions as such proposed Transfer (except as set forth below), the number of Equity Shares owned by Sterling Commerce equal to the Transfer Allotment; provided, however, that in the event of a Tag-Along Sale pursuant to a Transfer by SCSL of an interest in a Person that directly or indirectly owns Equity Shares, the price and other terms and conditions of such Tag-Along Sale applicable to Sterling Commerce shall as closely approximate those of the proposed Transfer as is reasonably practicable.

          At the time any Tag-Along Sale is proposed, SCSL shall give written notice to Sterling Commerce of its right to sell Equity Shares hereunder (the "Transfer Notice"), which notice shall identify the Proposed Purchaser and state the number of Equity Shares proposed to be Transferred, the proposed offering price (including the form and terms of any non-cash consideration to be received in connection therewith), the proposed date of any such Transfer (the "Transfer Date") and any other material terms and conditions of the proposed Transfer. The Transfer Notice shall also contain a complete and correct copy of any offer to, or agreement with, SCSL by the Proposed Purchaser to purchase such Equity Shares. SCSL shall use its reasonable best efforts to deliver the Transfer Notice at least 30 days prior to the Transfer Date and in no event shall SCSL provide such Transfer Notice later than 21 days prior to the Transfer Date.

          (c) If Sterling Commerce wishes to participate in the Tag-Along Sale, it shall provide written notice (the "Tag-Along Notice") to SCSL no less than seven days prior to the Transfer Date. The Tag-Along Notice shall set forth the number of Equity Shares that Sterling Commerce elects to include in the Transfer, which shall not exceed the Transfer Allotment; provided that the failure of Sterling Commerce to correctly specify a number of Equity Shares not exceeding the Transfer Allotment shall not affect the rights Sterling Commerce may otherwise have under this Article 11C. Any Tag-Along Notice given by Sterling Commerce shall constitute its binding agreement to sell such Equity Shares on the terms and conditions applicable to the Transfer.

          If a Tag-Along Notice is not received by SCSL from Sterling Commerce prior to the seven-day period specified above, SCSL shall have the right to sell or otherwise Transfer the number of Equity Shares specified in the Transfer Notice to the Proposed Purchaser specified in the Transfer Notice without any participation by Sterling Commerce, but only on terms and conditions with respect to the consideration paid by the Proposed Purchaser no more favorable (and other material terms and conditions which a reasonable investor would consider significant to the decision to include Equity Shares in the Transfer no more favorable in any material respect) to the Proposed Purchaser than as stated in the Transfer Notice to Sterling Commerce, and only if such Transfer occurs on a date within 60 Business Days of the Transfer Date.

          (d) The provisions of this Article 11C shall not apply to any Transfers (i) by SCSL to

______________________
/5/
a permitted transferee of SCSL (provided that such permitted transferee has agreed to be bound by this Agreement as contemplated by Article 11A hereof),
(ii) pursuant to a Public Offering, or (iii) pursuant to a Rule 144 Open Market Transaction of which Sterling Commerce has been provided at least two Business Days prior written notice.


12. The Board of Directors can in the best interest of the company, if they thought fit, refuse registration of any company application for transfer without assigning any reason for so doing and they shall give notice of refusal in all such cases within one month.

13. BSE means "Bombay Stock Exchange" of India and NSE means "National Stock Exchange" of India. South Asia Regional Fund includes its subsidiaries for the time being.

14.  [/6/]

15.  [/7/]

                                   MEETINGS

16. All General Meetings including Annual General Meetings may be called by giving not less than [twenty one clear days]/8/ notice in writing.

17. The provisions of Sec.173 of the Companies Act, 1956 shall not apply to the Company. The provisions of Section 176(2) shall not apply the Company.

                                  MANAGEMENT

18. The quorum of meeting of Directors shall be three or one third of the strength of the Board whichever is higher.

18A

  1) As long as South Asia Regional Fund own at least 7.5% of the issued ordinary share capital of the company, be entitled by notice in writing to the company, to nominate one Director to the Board of the company and to require the removal or substitution of any such director appointed by it. Such a Director appointed need not retire by rotation notwithstanding anything contrary contained in any other clause in the Articles of Association.

  2) The Board shall comprise of a majority of independent non-executive directors. At the time of completion of any sale, assignment, transfer or other disposition of all the shares held by a shareholder, the shareholder shall procure the resignation of each director nominated by it. Where a shareholder sells, assigns transfers or otherwise disposes, part of its shares, such transferee shall not be entitled to appoint any director unless and until all of the transferring shareholder's original holding is transferred to it, unless the shareholders agree to the contrary.

  3) The company shall provide at least 15 business days notice of meetings of the Board to those entitled to attend Board meetings unless a shorter duration is agreed to by all the

____________________
/6/ Deleted vide Special Resolution passed in Extra-ordinary General Meeting held on 30/th/ November 1998
/7/ Deleted vide Special Resolution passed in Extra-ordinary General Meeting held on 30/th/ November 1998
/8/ Replaced in lieu of the words "seven days" vide Special Resolution passed in Extra-ordinary General Meeting held on 30/th/ November 1998 directors entitled to attend board meetings. The company shall prepare an agenda for each meeting, providing the full details of matters to be considered, and details of all resolutions proposed to be passed at the meeting of the Board. Business Day means a day on which banks are open for business (including dealings in foreign currency deposits and exchange) in India.

  4) South Asia Regional Fund shall have the right through its nominated Director to participate on all Board committees, including executive committee, the audit and finance committee and the remuneration committee.

18B [/5/]

     (a) For so long as Sterling Commerce owns at least 2.0% of the issued and outstanding equity shares, Sterling Commerce shall be entitled to designate one non-voting observer to the Board of Directors (the "Board Observer"), provided that the Board Observer shall at all times be a senior officer of Sterling Commerce reasonably acceptable to the Chief Executive Officer of the Company. The Board Observer shall be entitled to all of the rights and privileges of members of the Board of Directors, including without limitation, access to all information to which members of the Board of Directors have access, except that
(i) the Board Observer shall not be entitled to vote on any matter brought before the Board of Directors, (ii) the Board Observer shall be excluded from any portion of any meeting, at the good faith discretion of the Chief Executive Officer of the Company or the Chairman of the Board of Directors, to protect the competitive interests of the Company or where a conflict of interest exists, including, without limitation, matters relating to the relationship between the Company and Sterling Commerce, (iii) if the Company has been advised by outside counsel that providing certain information to Board Observers would be reasonably likely to cause such information to be not subject to an applicable attorney-client or similar privilege, the Company shall be entitled to withhold such information from the Board Observer, and (iv) upon request, the Board Observer shall execute a confidentiality agreement in customary form with respect to information obtained in his or her capacity as a Board Observer.

     (b) The Board Observer shall be entitled to observe meetings of Committees of the Board of Directors, which committees (the "General Committees") have been have been delegated general authority by the Board of Directors, including, without limitation, any Executive Committee. The Company agrees to inform promptly Sterling Commerce of business conducted by committees of the Board of Directors other than General Committees.

     (c) The Board Observer shall be provided advance notice of all meetings of the Board of Directors and General Committees, such notice to be given in the same manner as the notice given to the members of the Board of Directors or General Committees, as applicable.

19. Subject to any rights or restrictions for the time being attached to equity shares, on poll, every member holding the share in the equity capital of the company, shall have voting right in proportion to the share of the paid up equity capital of the Company.

20. If two or more members are jointly registered as holders of any one share, any of such persons may at any Meeting either personally or by proxy or attorney as if he were solely entitled thereto and if more than one of such joint holders be present at meeting personally or by proxy or attorney one of such persons so present whose name stands first in register in respect of such share shall alone be entitled to vote, in respect of several executors or administrators of a deceased member in whose name any share stands, shall for the purpose of this clause, be deemed to be joint holders.

21. Unless otherwise determined by the Company in a General Meeting, the number of directors of the Company shall not be less than two or more than twelve including nominated, technical or special directors, if any and inclusive of any other type of directors of the Board.

_______________________________
/5/

22. "The Company shall be managed by its Board of Directors. The following persons will constituted the First Directors and they shall be permanent directors not liable to retire by rotation.

     First Directors
     1.  B. Ramalinga Raju
     2.  B. Rama Raju

     Two thirds of the members of the Board other than the Permanent Directors shall retire by rotation".

23. The Company shall subject to the provisions of the Act, be entitled to agree with any person firm corporation or other body that he or it shall have the right to appoint his or its nominee or nominees on the Board of Directors of the company upon such terms and conditions as the company may deem fit. Such nominees and their successors in office appointed under this article shall be called Special Directors. The special directors appointed under this clause shall be entitled to hold office until requested to retire by the persons, firm corporation or the body who may have appointed them and will not be bound to be retired by rotation. A special director shall not be required to hold any qualification share. As and whenever, a special director shall not be required to vacate office, whether upon requests as aforesaid or by death resignation or otherwise, the person, firm, corporation or body who appointed such special director may appoint any other director in his place. The special director may at any time by notice in writing to Company resign his office. Subject to aforesaid, a special director shall be entitled to the same rights and privileges and be subject to the same obligations as other directors of the company.

24. Unless otherwise determined by the company in general meeting a director shall not be required to hold any shares in the company as qualification.

25. The Board shall have power to co-opt one or more persons to be directors, subject to Article 24, supra.

26. Every Director of the company shall be entitled to receive from the Company a sitting fee not exceeding Rs.2000/- for every meeting of the Board of Directors or of a committee of Directors attended by him in addition to all traveling and out of pocket expenses incurred by him in attending and returning from such meetings.

27. The Directors are liable to retire by rotation except the first directors appointed under article 25 supra.

28. The Managing Director or the chairman of the Board shall have the power to convene the meeting of the Board of Directors or of the shareholders of the company and to fix the date, time, place and agenda for such meetings.

29. Subject to the provision of Section 219 of the Companies Act 1956, a resolution in writing appointed approved and signed by majority of Directors of the Company shall be as valid and effectual as if passed at a meeting of Directors of the company duly called and convened.

                         POWERS OF BOARD OF DIRECTORS

30. The business of the company shall be managed by the Board of Directors with the assistance of the managing director of the Company. The Board shall have all the powers to execute and carry out the various objects of the Company enumerated in the Memorandum of Association of the Company and particularly all powers conferred on the Board by the provisions of the Act as far as they are applicable to a private company and by the clauses and provisions of their Memorandum and Articles of Association.

31. In addition to the expressed powers in the presents and in the Act, the Board shall have such powers as may be directed by the Company in General Meeting subject however to the Companies Act, 1956 and the Memorandum of Association of the Company.

32. The Board of Directors of the Company may from time to time and at any time at its discretion raise or borrow any sum of money for the purpose of the Company. The Board of Directors may secure the repayment of such money's on such terms and conditions in all respects as it thinks fit and in particular by the issue of debenture stocks charged upon all or any part of the properties of the Company (both present and future) including its uncalled capital for the time being.

33. Subject to the provisions of Section 297, 299 and 314 of the Companies Act, 1956 a Director of the Company, his relative, a firm of which such a director or relative is partner, any other partner in such a firm and a private Company may enter into any contact with company,

     a)  To rendering of services to the Company

     b)  For supplying materials to the Company.

     c)  For rendering all or any of the above services.

34. The directors shall have power to remunerate any person who renders services to the Company or supplies materials or enters into any contracts for any kind of services to the Company. They can also appoint a body corporate to any office of profit and the company excepting that of the Manager or Secretary; such remuneration may be monthly payment or a remuneration based on profits of the company as the Board think fit and desirable.

35.  The Board shall have the powers, subject to Sec. 292 of the Companies Act.

     a) to sell, lease or otherwise dispose of the whole or substantial the whole of the undertaking of the Company as and when they deem fit, but such power shall be exercised by means of a resolution passed at a Board Meeting.

     b)  To remit or give time for  repayment of any debt due by a Director.

     c) To borrow money for the purpose of the business of the Company even though the limits exceed the paid-up capital and reserves of the Company as the Board of Directors deem it necessary for the purpose or the business of the Company.

     d) To contribute to any charitable or benevolent purpose or to public utilities such amount as the Directors think fit but not in any case exceeding 5% of the average net profits of the company or Rs.50000/- in each financial year, whichever is greater.

35A
         1) Decisions relating to any of the following matters require approval of Satyam Computer Services Limited and South Asia Regional Fund at the Shareholders' meeting or as the case may be the approval of the Board of Directors including the vote in favour of or consent in writing to the relevant matter by South Asia Regional Fund's nominated Director;

              (a) any change in the Memorandum and Articles of Association of the Company;

              (b) any change in the capital structure of the company or issue of further shares or equity interest or creation of any options, warrants or other rights to subscribed for, acquire or call for shares or redemption or purchase by the company of shares or a reduction in the share capital of the company or in any way alteration of the rights attaching to the share capital of the company;

              (c) issue of any debenture or loan stock (secured or unsecured) or creation of any mortgage, charge, lien, encumbrance or other third party right over any of the company's assets or by giving by the company of any guarantee or indemnity or becoming a surety for any third party;

              (d) any arrangement for any joint venture or partnership or for the acquisition of the whole or substantially the whole of the assets and undertaking of the company or an acquisition by the company of any part of (or the whole of) the issued share capital, stock, or interest or of the assets and undertakings (or any rights over the same) of another company;

              (e) declaration of any dividend, distribution of company's share capital or purchase, redemption or any kind of acquisition of any of the company's shares or capital stock or any warrant or option over the same;

              (f) approval or amendment of annual operating plans or budgets or any activity outside the scope of the annual budget of the company;

              (g) any change in the nature or material modification of the project or change in the business undertaken by the company;

              (h) the merger, acquisition or winding up of the company or participation in any scheme of reconstruction or any settlement whatsoever involving the company, or liquidation or dissolution of the company;

              (i) making of any loan, creation, renewal or extension of any borrowings or indebtedness by the company or granting of any credit (other than credit given in the normal course of the company's business) in excess of equivalent rupee value of US$50,000 by the company;

              (j) the appointment, remuneration, compensation, transfer and discharge of any director, or employee earning in excess of the equivalent rupee value of US$50000 per annum;

              (k) the acquisition or construction or lease of items of tangible or intangible property involving an estimated expenditure of the equivalent rupee value of US$100,000 or more in each individual case, which is not previously expressly authorised in the budget;

              (l) any transaction by the company with any shareholder or any associated company of any shareholder or any directors of the company and/or the sponsor and/or members of their respective families and/or associated companies of such Directors;

              (m) any obligation of the company outside the normal course of trading which would involve the payment by it, in cash or otherwise, of amounts in excess of the equivalent rupee value of US$100,000 in the aggregate in any 12 month period;

              (n) the assignment, sale or other disposal, lease or lending in any 12 month period of any asset or related group of assets of the company having a net book value in aggregate of the equivalent rupee value of US$100,000 or more;

              (o) any change in the company's accounting policies or the company's auditors, bankers, financial year or bank mandates;

              (p) the establishment of any retirement benefit scheme in relation to the company's employees, or the making of any contribution to any third party scheme for the provision of retirement benefits;

              (q) any expenditure or commitments for expenditure in any financial year exceeding in aggregate the equivalent rupee value of US$150,000 which is not expressly authorised in the approved budget;

              (r) granting or entering into of any license, sub-license, agreement or similar arrangement concerning any part of the name of the company or any of the company's intellectual property rights;

              (s) the making, granting or allowing of any claim, disclaimer, surrender, election or consent for taxation purposes in excess of the equivalent rupee value of US$25,000;

              (t) the company entering into the occupation, purchase, sale, transfer, lease or licence of any freehold or leasehold property with an individual aggregate annual cost to the company of more than the equivalent rupee value of US$50,000;

              (u) the company forming or having any subsidiary or holding or acquiring any shares, stock or interest in any company (wherever incorporated) or any rights over the same;

              (v) early repayment of any moneys advanced to the company pursuant to any term loan agreement;

              (w) appointing any Director (executive or non executive) or any shadow director of the company or appointing any committee of the board or delegating any of the powers of the board to any committee;

              (x) the company establishing any bonus, profit sharing, share option or other incentive scheme for any director or employee of the company;

              (y) write off of any amounts of money or otherwise due and owing to the company;

              (z)  the pricing, quantum, timing of an initial public offering
                   (IPO) and identity of the lead managers, at the time of the IPO.

              (aa) The giving by the company of any power of attorney not in the ordinary course of business; and

              (ab) Any modification of any significant commercial contracts or business agreements.

35B[/5/] No consent or approval of Sterling Commerce shall be required in connection with the making of any decision, or the taking of any action, by the Board of Directors, including, without limitation, any future equity financing at a price per equity share equal to or greater than the purchase price paid by Sterling Commerce provided that the rights to transfer or otherwise dispose of, and registration rights and other liquidity rights with respect to, equity shares of the then existing stockholders of the Company are diluted on a pro rata basis.

36. Subject to section 314 of the Act, any one or more of the Directors or their successors, legal heir or legal representatives or partners, or the Company in which such directors or such person or directors or members can be remunerated for any special service rendered to the Company other than that of the service of director or Managing Director and the Board shall from time to time fix the remuneration payable to such persons, firms or companies as it deem fit.

                               MANAGING DIRECTOR

37. The Board may employ one of the Directors as Managing Director of the Company. The Managing Director so appointed shall subject to provision of
     Section 292 and subject to superintendence and control of Board of Directors, have power to manage whole of the affairs of the Company. Such appointment of the Managing Director may be made on such remuneration, and such period and upon such terms and conditions as the Board of Directors may deem fit.

     Approval of the Board of Directors shall be obtained in respect of the following matters:
     Borrowings, guarantees and other indebtedness and liabilities incurred by the Company in excess of Rs.10,00,000/- in the aggregate;
     Extension of loans and other credit by the Company not in the ordinary course of business;
     Encumberation of the Company's assets;
     Declaration and distribution of dividends;
     Capital expenditure or other investments by the Company in excess of Rs.2,00,000/-
     Change in the nature of the Company's business by expansion or otherwise; Sale or other disposal of any assets of the Company other than in the ordinary course of business;
     A merger or consolidation of the Company with, or into any other Company, or extension of the objects of the Company;
     Commencement of any litigation by the Company as plaintiff or the settlement by the Company of any claim or litigation by or against it having, in either case, a value in excess of Rs.50,000/-

_________________________
/5/

     Appointment of auditors or any Directors or any Director of the Company in order to fill a vacancy;
     Winding up or liquidation of the Company;
     Issuance of share capital of the Company.


                                   CHAIRMAN

38. The Board shall have the right to appoint one of the Directors of the Company as the Chairman of the Board of Directors of the Company. The said Chairman shall have a casting vote in addition to his own vote. [/9/]. In any meeting of the Board, if the Chairman is not present within fifteen minutes after the time appointed for holding the same, the directors present may choose one of their members to be chairman of the Meeting.

                                  COMMON SEAL

39. The Board shall provide a common seal for the Company and they shall have power from time to time to destroy the same substitute a new seal in lieu thereof, and the common seal shall be kept at the Registered office of the Company and Committee to the custody of the Managing Director or the Secretary if there is one. [The seal of the Company shall not be affixed to any instrument except by the authority of a resolution of the Board or of a committee of the Board authorised by it in that behalf, and except in the presence of one director and of the secretary or such other person as the Board may appoint for the purpose; and that director and the secretary or other person as aforesaid shall sign every instrument to which the seal of the company is so affixed in their presence]/10/.


                                    ACCOUNTS

40. The Managing Director under the supervision of the Directors shall cause true accounts to be kept of the paid up capital for the time being of the Company, and of all sums of money received and expended by the Company and the matter in respect of which receipt and expenditure have taken place and of the assets and liabilities of the Company and generally of all commercial financial and other affairs transactions and engagements and of all other matters necessary for showing true financial state or condition of the Company and the Accounts shall be kept either in English or in the Regional language or in both languages and such books shall be kept in such place in India as the Directors think fit.

41. The Directors shall from time to time determine in accordance with the provisions of Companies Act, 1956 whether and to what extent and place and under what conditions or regulations the accounts and books, register, agreements and minutes of the General Body or any of them shall be open to the inspection of member who shall have any right of inspecting any accounts or books or documents or registers of the Company as conferred by the Act.

                            DIVIDENDS AND RESERVES

41A
          1) The company in general meeting may declare dividends, but no dividend shall exceed the amount recommended by the board

_______________________
/9/ The following text "The Chairman shall also have power to defer or reserve the decision of the Board on any matter" deleted vide Special Resolution passed in an Extraordinary General Meeting held on /30th/ November 1998.
/10/ Inserted with effect from /3rd/ July 1998.

       2) The board before recommending dividend, make proper prudent reserves and provisions to meeting any planned capital expenditure and increase in the requirements of working capital as in the opinion of the Board ought reasonably to be made.


                                    SECRECY

42. No member shall be entitled to visit or inspect the Company's work place without the permission of the Managing Director or to require discovery of or information respecting any details of the Company's trading or any matter which is or may be in the nature of a trade secret, mystery of trade, secret process or any other matter which, may relate to the conduct of the business of the Company and which, in the opinion of the Director, it would be inexpedient in the matter of the members of the Company's to communicate to the public.

Sl.No      Name, address, description and occupation      Name, address, description,
                 of subscribers and signatures            occupation and signature of
                                                                    witness
-----------------------------------------------------------------------------------------------
 1.       B. Ramalinga Raju,
          Plot No.1242,
          Road No.62,
          Jubilee Hills,
          Hyderabad 500 033.

          OCCUPATION: BUSINESS

          Sd/-                                           A.  VENKATARAMAPPA, B.Com, CA Final
-------------------------------------------------        109 Venkata Ramana Towers,
 2.       B. Rama Raju                                   Opp. Skyline Theatre,
          H.NO.:1-10-72/A                                Baheerbagh,
          Chikoti Gardens,                               Hyderabad 500 029.
          Begumpet,
          Hyderabad 500 016.                                   Sd/-

          OCCUPATION: BUSINESS

          Sd/-
-------------------------------------------------
 3.       Satyam Computer Services Ltd.
          I Floor May Fair Buildings,
          S.P. Road, Secunderabad.

-------------------------------------------------

Date : 4-11-95

Place: Hyderabad